EXHIBIT 23.1



                         Consent of Independent Auditors
                         -------------------------------




The Board of Directors and Stockholders
Amscan Holdings, Inc.


We consent to the use of our report dated February 13, 1998 on the consolidated balance sheets of Amscan Holdings, Inc. as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' (deficit) equity, and cash flows and the schedule-valuation and qualifying accounts, for the years ended December 31, 1997, 1996 and 1995 included herein, and to the reference to our firm under the heading "Experts" in the Registration Statement No. 333-45457 and related prospectus.


                                            /s/ KPMG Peat Marwick LLP
                                            -------------------------


Stamford, Connecticut
September 28, 1998